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Exhibit 10.3

Commercial Supply Agreement

between

Seattle Genetics, Inc.

and

Corden Plankstadt

Dated as of February 20, 2020

Commercial Supply Agreement
This Commercial Supply Agreement (“Agreement”), dated as of February 20, 2020 (“Effective Date”), is hereby made by and between Seattle Genetics, Inc., a company organized and existing under the laws of the State of Delaware, USA (“Seattle Genetics”), and Corden Plankstadt, a company duly organized and existing under the laws of Germany (“Corden”).
This Agreement does not cover any development or supportive tech transfer activities, which activities will remain under the current Manufacturing and Supply Agreement signed on March 3, 2016 between Corden and Oncothyreon, a corporation acquired by Seattle Genetics (the “Previous Manufacturing Agreement”).

Preliminary Statements
(A)Whereas, Seattle Genetics is in the business of distributing, marketing and selling the Product (as defined below);
(B)Whereas, Corden provides manufacturing, analytical and other services to the pharmaceutical industry and has the requisite expertise, personnel and facilities to enable it to manufacture and supply the Product; and
(C)Whereas, Seattle Genetics desires to provide Corden with the Seattle Genetics Material (as defined below) via a Partner or itself, which will be used by Corden solely to manufacture, test, package, release and supply the Product to Seattle Genetics, and Corden wishes to manufacture, test, package and supply Seattle Genetics with the Product in accordance with the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the foregoing preliminary statements, which together with the Schedules hereto and Quality Agreement represent a substantial and integral part of this Agreement, and the mutual covenants and promises set forth herein, the Parties hereby agree as follows:

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1.Definitons
As used in this Agreement, the following terms shall have the respective meanings set forth in this Article 1.
“Affiliate”, when used with reference to a Party, means any Person controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of at least 50% of the total voting securities or other ownership interest of a Person.
“Agreement” shall have the meaning assigned in the Preamble.
“Applicable Law” shall mean any laws, rules, regulations, guidelines, or other requirements of any Governmental Authority that may be in effect from time to time and that are applicable to a Party and its activities performed pursuant to this Agreement in the country where such activity is performed, including but not limited to, laws, rules, regulations, guidelines or other requirements relating to anti-bribery or anticorruption, and:
(i)the Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;
(ii)the International Conference on Harmonisation (“ICH”) Guidelines, Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and/or
(iii)current good manufacturing practices (“cGMP”) as described in the PIC/S GMP guides; Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations and all applicable rules, regulations, orders and guidance published thereunder; European Commission Directives 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC, and the current Good Manufacturing Practices guidance published by the European Commission in the “Guide to good manufacturing practice for medicinal products” (“The rules governing medicinal products for human use”, IV Volume and the relevant annexes), as specified by the competent authorities; and any other applicable local regulation; together with the other latest United States Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”), the corresponding legal framework as applicable in Japan, Australia, Switzerland and Singapore and ICH guidance documents pertaining to manufacturing and quality control practice, all as
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updated, amended and revised from time to time, including all requirements applicable to the qualification and validation of the Production Facility, equipment and the Process; and/or

(d) those practices that from time to time are required by the laws and regulations applicable to the supply of Product in such other locality where Seattle Genetics may wish to supply the Product and that the Parties have agreed in writing shall be included within the scope of this Agreement, including without limitation applicable environmental laws and regulations, provided that such requirements shall in any event be no more onerous than the requirements set out above.
“Audit” shall have the meaning assigned in Section 7.3(c).
“Background Intellectual Property” shall mean Intellectual Property owned or controlled by Corden or Seattle Genetics prior to the Effective Date or generated after its conclusion without the use of any Intellectual Property of the other Party.
“Binding Forecast” shall have the meaning assigned in Section 3.1(a).
“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, USA or Frankfurt, Germany.
“Certificate of Analysis” means a document signed by an authorized representative of Corden describing the testing methods applied to the Product, the corresponding acceptance criteria, and the results of such testing.
“Certificate of Compliance” means a document signed by an authorized representative of Corden certifying that a particular batch of the Product was manufactured in accordance with cGMP, Applicable Law, and the Product Specifications.
“Change” means any change that may impact the quality and/or registration or regulatory filings of or for the Product (in any jurisdiction where Seattle Genetics may now or in the future be able to conduct a registration or filing), including but not limited to changes in or to the Process, primary packaging components, analytical specifications or methods, Other Material specifications, Product Specifications, Testing Specifications, Production Facility, equipment, storage, raw materials or components.
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“Claims” shall have the meaning assigned in Section 10.2.
“Confidential Information” shall have the meaning assigned in Section 11.1(a).
“Contract Year” means the period from the Effective Date until the first anniversary of the Effective Date and each twelve (12) month period thereafter until expiry or termination of this Agreement, provided the final Contract Year shall end on the date this Agreement expires or terminates.
“Defaulting Party” shall have the meaning assigned in Section 12.2.
[ * ].
“Effective Date” shall have the meaning assigned in the Preamble.
“Euros” means the lawful currency of the European Union.
[ * ].
“FDCA” shall have the meaning assigned in Section 4.6(a).
“Fees” means the amounts listed in Schedule 2 attached hereto.
“Force Majeure” shall have the meaning assigned in Section 13.
“Foreground Intellectual Property” shall have the meaning assigned in Section 6.2, provided, however, that Foreground Intellectual Property shall not include any Background Intellectual Property.
“Governmental Authority” shall mean any supra-national, federal, national, regional, state, provincial or local entity responsible for granting approvals for the performance of services under this Agreement or for issuing or enforcing any Applicable Law, or for exercising authority with respect to the manufacture of the Product or the conduct of manufacturing services at any Production Facility, including without limitation the FDA and EMA.
“Indemnitee” shall have the meaning assigned in Section 10.6.
“Initial Term” shall have the meaning assigned in Section 12.1.
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“Inspection Period” shall have the meaning assigned in Section 2.3(c).
“Intellectual Property” shall mean patents, trademarks, service marks, design rights (whether capable of registration or otherwise), discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice, including applications for any of the foregoing, copyright, know-how, trade or business names and other similar rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, whether capable of registration or not.
“Know-How” shall mean information, technology and other know-how, including without limitation any Product Intellectual Property, provided by Seattle Genetics to Corden during the Term.
“Latent Defect(s)” means, (i) with respect to any Seattle Genetics Material supplied by Seattle Genetics under this Agreement, defects in such Seattle Genetics Material that existed at the time of delivery but that could not be reasonably detected at the time such Seattle Genetics Material was tested in accordance with the Seattle Genetics Material Specifications; and (ii) with respect to Product supplied by Corden under this Agreement, defects in such Product that existed at the time of delivery but that could not be reasonably detected at the time such Product was tested in accordance with the Testing Specifications.
“Losses” shall have the meaning assigned in Section 10.2.
“Non-Binding Forecast” shall have the meaning assigned in Section 3.1(a).
“Non-Conforming Product(s)” shall have the meaning assigned in Section 4.6(a).
“Non-Defaulting Party” shall have the meaning assigned in Section 12.2.
“Other Material” shall have the meaning assigned in Section 2.3(f).
“Partner” means any Third Party working for or on behalf of Seattle Genetics in relation to the Product, including without limitation Seattle Genetics’ licensees, sublicensees and other collaboration partners and suppliers.
“Party” means Seattle Genetics or Corden individually, and, when used in the plural, means Seattle Genetics and Corden collectively.
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“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, including any agency or political subdivision thereof.
“Process” means, with respect to the Product, the manufacturing process that is in effect on the Effective Date, which process shall not be changed by Corden or Seattle Genetics during the Term except in accordance with the terms of this Agreement.
“Product” means the small molecule tyrosine kinase inhibitor known as Tucatinib, in tablet form, to be manufactured by Corden hereunder.
“Product Intellectual Property” means any and all Intellectual Property, including without limitation, patents, patent applications, trade secrets and know-how owned or licensed by Third Parties to Seattle Genetics in connection with the manufacture of the Product.
“Product Specifications” means, with respect to the Product, the Certificate of Compliance, the Certificate of Analysis, including analytical testing data, if any, the master batch record, all formulas, standards, requirements, quality assurance standards, applicable analytical test methodologies, processes and specifications, and all modifications or improvements of or to such master batch record, formulas, standards, requirements, quality assurance standards, applicable analytical test methodologies, processes and specifications, for such Product, which Product Specifications shall not be modified or otherwise changed by Corden or Seattle Genetics during the Term except in accordance with the terms of this Agreement.
“Production Facility” means Corden’s facility or facilities located at Otto-Hahn-Strasse, 68723 Plankstadt, Germany.
“Production Standards” shall have the meaning assigned in Section 4.2.
“Purchase Order” shall have the meaning assigned in Section 3.2.
“Quality Agreement” shall have the meaning assigned in Section 5.1.
“Quantity Statement” shall have the meaning assigned in Section 2.3(a).
“Rolling Forecast” shall have the meaning assigned in Section 3.1(a).
“Rules” shall have the meaning assigned in Section 14.15(a).
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“Seattle Genetics Material” means Tucatinib drug product spray dried dispersion, to be provided by Seattle Genetics or its Partners to Corden from time to time in accordance with this Agreement and from which the Product shall be manufactured by Corden.
“Seattle Genetics Material Specifications” means the receipt, handling and storage procedures, and all related specifications for the Seattle Genetics Material used in the manufacture and production of the Product.
“Supply Deficiency” shall have the meaning assigned in Section 4.4(b).
“Term” shall have the meaning assigned in Section 12.1.
“Termination Date” shall have the meaning assigned in Section 12.4(a).
“Testing Specifications” means, with respect to the Product, the testing procedures and specifications applicable to the receipt of Seattle Genetics Material and Other Material used in the manufacture of the Product, as in effect on the Effective Date and as the same may be revised by mutual written agreement of the Parties during the Term.
“Third Party” means a Person that is neither a Party nor an Affiliate of a Party.
The definitions contained herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (iv) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement; and (v) the headings contained in this Agreement and Schedules to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in the Schedules to this Agreement annexed hereto but not otherwise defined therein, shall have the meanings ascribed to such terms in this Agreement. In the event of an ambiguity or a
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question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring either Party by virtue of the authorship of any provisions of this Agreement.
2.Appointment, License
a.Appointment
b.Pursuant to the terms of this Agreement, Seattle Genetics hereby appoints Corden as its contract manufacturer and shall order and Corden shall supply, on a non-exclusive basis, [ * ] of Seattle Genetics’ requirements of Product, [ * ] for a period of [ * ] following the Effective Date. Thereafter, and for the remainder of the Initial Term, Seattle Genetics shall order and Corden shall deliver not less than [ * ] of its needs for Product from Corden. In no event shall the forgoing preclude Seattle Genetics from taking whatever steps necessary to qualify alternative suppliers for Product prior to the expiration of the initial period nor from obtaining from alternative suppliers at any time during the Term any amount of Product (in addition to the above mentioned amounts) that Corden is unable or unwilling to manufacture in accordance with the terms and conditions of this Agreement.Grant of Limited License
Commencing on the Effective Date and continuing only until the expiration or termination of this Agreement, in order to enable Corden to operate and perform its obligations set forth in this Agreement, Seattle Genetics hereby grants to Corden a non-exclusive, non-transferable, non-sublicenseable, [ * ] limited license under the Product Intellectual Property for the limited purpose of manufacturing the Product for sale to Seattle Genetics pursuant to the terms and conditions of this Agreement. Nothing in this Agreement prevents Corden from manufacturing and supplying the Product to the generic market after expiration or termination of this Agreement, except that (a) Corden is restricted from manufacturing and supplying the Product to the generic market while the Parties have a contractual relationship for services related to the Product or any other product and (b) Corden is restricted from using Seattle Genetics Background Intellectual Property and Foreground Intellectual Property.
c.Provision of Seattle Genetics Material and Other Material
(i)Seattle Genetics or its designee shall use commercially reasonable efforts to deliver to the Production Facility at least [ * ] prior to the delivery date of any shipment of Product ordered by Seattle Genetics hereunder, such quantities of Seattle Genetics Material as are reasonably forecasted by Corden pursuant to Section 3 for Corden to manufacture the amount of Product ordered by Seattle Genetics pursuant to Section 3.2, at no cost to Corden. Each delivery of Seattle Genetics Material shall be accompanied by an
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appropriate certificate of analysis or equivalent documentation and a statement setting forth the amount of Seattle Genetics Material being delivered (the “Quantity Statement”). Seattle Genetics Materials shall be delivered in accordance with the provisions and standards set forth in the Quality Agreement.
(ii)Upon receipt of Seattle Genetics Material, Corden shall conduct or perform (i) visual inspections in accordance with the Quality Agreement, including identification testing, , (ii) testing in accordance with the Testing Specifications, and (iii) a quantity check to confirm that the quantities delivered are as set forth in the applicable Quantity Statement.
(iii)Within [ * ] after Corden’s receipt of Seattle Genetics Material (“Inspection Period”), Corden shall also provide Seattle Genetics with written confirmation that such shipment conforms with and to the Seattle Genetics Material Specifications to the extent required under the Quality Agreement, and the Quantity Statement. Corden shall maintain control samples of the Seattle Genetics Material and records with respect to such testing and/or inspection, in accordance with Corden’s internal record retention policies and cGMP, and shall make such records available to Seattle Genetics during normal business hours, upon Seattle Genetics’ prior written request.
(iv)In the event that Corden reasonably determines that any Seattle Genetics Material does not conform with or to the Seattle Genetics Material Specifications, Corden shall notify Seattle Genetics thereof as soon as practicable but not later than [ * ] after the conclusion of the Inspection Period, and Corden shall not use such Seattle Genetics Material for the manufacture of the Product until the conformity of such shipment is established or negated as set forth in this Section 2.3(d). Notwithstanding the foregoing, Latent Defects are not subject to the above timelines and will be communicated in writing as soon as possible to Seattle Genetics, but in no event more than [ * ] after the date Corden first becomes aware of the defect. In the event the Parties cannot agree as to whether any Seattle Genetics Material conforms with or to the Seattle Genetics Material Specifications within [ * ] after such notification is provided by Corden to Seattle Genetics, the Parties shall designate an independent testing laboratory to determine same, the findings of which shall be binding on the Parties, absent manifest error, gross negligence or fraud on the part of the testing laboratory. Any agreed delivery dates for any Purchase Order affected by non-conforming Seattle Genetics Material [ * ]. The costs and expenses of such laboratory testing shall be borne [ * ]. In the event that the Seattle Genetics Material is ultimately agreed by the Parties or found by the testing laboratory not to conform with or to the Seattle Genetics Material
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Specifications, Seattle Genetics shall, at its option, [ * ]. Notwithstanding the foregoing and in addition to any further rights of Corden hereunder, such as compensation for direct losses from lost capacity and costs of testing Seattle Genetics Material, the timelines as agreed between the Parties for Purchase Orders concerning the supply of Seattle Genetics Material not meeting the Seattle Genetics Material Specifications shall be [ * ] and Corden shall [ * ] to make use of the manufacturing slot initially reserved for the manufacturing of Product for Seattle Genetics for Third Parties in order to minimise any cost for lost capacity and to find a new manufacturing slot in order that Product that was not manufactured due to such non-conforming Seattle Genetics Material may be manufactured as soon as practicable using conforming Seattle Genetics Material. The same will apply with regard to additional time needed for testing of Seattle Genetics Material. At Seattle Genetics’ discretion [ * ], Corden shall deliver to Seattle Genetics (or its designee), or destroy, any rejected Seattle Genetics Material.
(v)Seattle Genetics shall at all times exclusively own and retain all right, title and interest in, to and under any Seattle Genetics Material delivered to Corden pursuant to this Agreement.
(vi)All materials (other than the Seattle Genetics Material) required for the manufacture of the Products (collectively “Other Material”) shall be procured and/or purchased by Corden for its own account, at the sole cost and expense of Corden. Prior to use of any Other Material, Corden shall ensure that such Other Material conforms with or to the applicable Other Material specifications.
(vii)Any Seattle Genetics Material under the control or in the possession of Corden shall be used by Corden solely and exclusively to manufacture Product to be supplied to Seattle Genetics pursuant to this Agreement. Corden shall supply Seattle Genetics with all of the Product that Corden manufactures using the Seattle Genetics Material during the Term.
(h) Within [ * ] after the end of each calendar [ * ] during the Term, Corden will provide Seattle Genetics with an inventory report, which report will minimally include a description of Seattle Genetics Material and Product then in its possession or control, including the lot number(s), quantity and inventory status of same.
3.Forecasts, Orders
a.Forecasts
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(a) During the Term, [ * ], Seattle Genetics shall provide Corden with a rolling [ * ] forecast (“Rolling Forecast”) indicating Seattle Genetics’ expected delivery of Product for the next [ * ], in full batch sizes. The first [ * ] of the Rolling Forecast [ * ] shall be considered binding for both Parties under this Section 3 (“Binding Forecast”), and the second [ * ] shall be considered non-binding for both Parties (“Non-Binding Forecast”). The initial Rolling Forecast is attached hereto as Schedule 1, and each subsequent update will be due on or before [ * ] of each new calendar quarter during the Term (covering [ * ]).
(b) Corden shall review each update to the Rolling Forecast and assess if it is able to manufacture or otherwise supply Seattle Genetics’ requirements for Product in excess of the amount set forth in the previous Binding Forecast, if any, and assuming that the remainder of the Rolling Forecast will become binding in time as contemplated by this Agreement. In the event that, upon receipt of an updated Rolling Forecast, Corden anticipates that it shall not be able to manufacture or otherwise supply Seattle Genetics’ requirements for Product in excess of the amount set forth in the previous Binding Forecast, Corden shall inform Seattle Genetics in writing within [ * ] after Corden’s receipt of said updated Rolling Forecast, and Seattle Genetics shall then be entitled to obtain from alternative suppliers any such excess amount of Product which Corden has indicated that it would not be able to manufacture or otherwise supply for Seattle Genetics. For the avoidance of doubt, Corden will not be obliged to manufacture any portion of the initial Binding Forecast that requires a capital investment in the Production Facility, unless otherwise agreed by Corden.
(c) Non-Binding Forecasts provided by Seattle Genetics shall be made in good faith, [ * ]. For clarity, as [ * ], it will automatically become binding except to the extent Seattle Genetics increases the amount forecast for such quarter by [ * ] over the previous Non-Binding Forecast. The Parties agree to discuss as soon as practicable any such overage request, provided Corden will use commercially reasonable efforts to fulfill such overage and any other additional Product requirement of Seattle Genetics not contemplated by the updated Binding Forecast.
(d)  If [ * ], Seattle Genetics may, [ * ], provide a revised Rolling Forecast, including a revised Binding Forecast and Non-binding Forecast. In this case, Seattle Genetics shall [ * ]. Corden shall use commercially reasonable efforts to make use of the unblocked production capacity for other customers in order to minimize any costs for unused capacity.
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(e) Within [ * ] after receipt of each Rolling Forecast, Corden shall submit to Seattle Genetics a corresponding good faith, non-binding, estimated rolling forecast of Corden’s expected requirements of/for Seattle Genetics Material based on such Rolling Forecast (taking into account any quantities of Seattle Genetics Material already on hand at the Production Facility). Each such forecast provided by Corden shall include a reasonable safety stock of Seattle Genetics Material (sufficient to manufacture at least the next calendar quarter’s Binding Forecast).
b.Purchase Orders
Seattle Genetics shall place purchase orders covering the quantities of Product contained in each Binding Forecast (each, a “Purchase Order“) and Corden shall accept such Purchase Orders in full (to the extent consistent with the Binding Forecast) and deliver the quantities of Product covered by such Purchase Orders with such delivery dates as are consistent with the agreed lead times for production as specified between the Parties in writing. Seattle Genetics or its designee shall issue Purchase Orders that include timelines for delivery and quantity of Product to be supplied by Corden and such other details as may be agreed to by the Parties in writing in accordance with such specified lead times. Together with the first Rolling Forecast delivered hereunder, Seattle Genetics will issue Purchase Orders covering [ * ] thereof (i.e., the initial Binding Forecast). Thereafter, Seattle Genetics will issue Purchase Orders with each subsequent Rolling Forecast that covers the new [ * ] added to the latest Binding Forecast. Each Purchase Order will be confirmatory of, and supplemental to, the latest Binding Forecast rather than creating a new legal obligation.
3.2.1  Each Purchase Order placed by Seattle Genetics must be accepted by Corden by way of a written Purchase Order confirmation within [ * ] after Corden’s receipt of such Purchase Order to the extent that it is consistent with the Binding Forecast, subject only to the exception set forth in Section 3.1(c) above. Corden shall deliver the Product covered by any such Purchase Orders on or before the scheduled delivery date as specified in the applicable Purchase Order confirmation.
3.2.2 Any material change in or to any Purchase Order shall require the prior written agreement of Corden and Seattle Genetics. Any accepted Purchase Orders pursuant to Section 3.2 above shall be firm and binding on the Parties and may not be cancelled, either totally or partially, unless agreed to by the Parties in writing.
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3.2.3 If Corden fails to deliver Product in accordance with the corresponding Purchase Order and/or Binding Forecast (i.e., the quantity is less than agreed such that Corden is supplying [ * ] or the timing is longer than agreed such that delivery is delayed by [ * ]) for reasons within Corden’s responsibility or control, , then the Parties will discuss in good faith appropriate steps to alleviate such shortfall or delay. In such cases, Seattle Genetics will have the right in its sole and absolute discretion, to [ * ]. Repeated shortfalls or delays, [ * ], shall be considered a material breach of, and/ or non- compliance with the terms of this Agreement. In order to minimize delivery failures, shortfalls and/or delays, the Parties shall meet in person at least annually to discuss and review Corden’s performance under this Agreement. At such annual meeting, Corden shall be required to present, among other things, an appropriate plan of action to Seattle Genetics regarding the resolution of any delivery failures, shortfalls and/or delays then ongoing, contemplated or that are otherwise reasonably foreseeable by Corden.
3.2.4 Corden shall not be liable for any delay in manufacturing/supplying Product to the extent such delay is due to circumstances caused by or within the direct control of Seattle Genetics, or is due to Force Majeure. Corden shall promptly inform Seattle Genetics of any circumstance which may cause delays in manufacturing/supplying Product and both Parties will use commercially reasonable efforts to mitigate the effects of any such delay.
c.Delivery; Invoicing; Payment
1.The Product shall be packaged and labelled as instructed by Seattle Genetics and all shipments of same shall be accompanied by the appropriate documentation and Product Specifications as more fully described in the Quality Agreement. All Product containers shall be appropriately labelled with the name and presentation of the Product, traceable batch number, date of manufacturing, SAP code, quantity of Product and storage conditions. All shipments shall be appropriately labelled with the name and presentation of the Product, traceable batch number, date of manufacturing, quantity of/in each Product containers and storage conditions. The packing slip for the Product shall also contain: item number, quantity of Product, shipment date and ship-to address as specified by Seattle Genetics. Corden shall deliver each shipment of Product, [ * ] ([ * ]) [ * ] or as otherwise reasonably instructed in writing by Seattle Genetics. [ * ].
(b)  If, based upon the review performed by Corden, the Product conforms to the Product Specifications, Testing Specifications and was otherwise manufactured according to Applicable Law, then a Certificate of Compliance will be completed by Corden. Corden shall confirm in writing to Seattle Genetics that such Product has been cleared for
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delivery, and Corden shall issue the corresponding invoice. Together with such confirmation, Corden will deliver the applicable Product Specifications and Testing Specifications results to Seattle Genetics. Corden will also deliver to Seattle Genetics all raw data and other records in the possession or under the control of Corden relating to the manufacture of such Product, as well as summaries of all applicable analytical results in machine-readable format. Upon receipt of such Product Specifications and Testing Specifications results, Seattle Genetics will review as outlined in the Quality Agreement no later than [ * ] upon receipt of the requested documentation. During this period, Seattle Genetics shall have the right to request reasonable additional clarifying information from Corden, which Corden shall provide promptly. Failure by Corden to provide such clarifying information available to Corden shall delay Seattle Genetics’ review period for an equal number of days. Prior to Seattle Genetics’ release of the Product, Corden will also deliver verified, machine-readable process data used for Seattle Genetics’ Continued Process Verification program. When clearing any Product for delivery, Corden shall do so in accordance with the instructions for shipping and packaging specified in the applicable Purchase Order accepted by the Parties or as otherwise agreed to by the Parties in the Quality Agreement.
(c) Seattle Genetics shall authorize shipment of the Product as soon as reasonably practicable after the date Corden communicates to Seattle Genetics that the Product has been cleared for delivery, as outlined in this Agreement and the Quality Agreement. Corden shall provide Seattle Genetics with reasonable assistance to obtain and maintain any necessary export approvals, licenses and customs clearance applications, forms and other correspondence in connection with the delivery of Product.
2.(d)  Seattle Genetics will review the provided documentation and evaluate the Product upon receipt, and may test it against the Product Specifications, and will notify Corden in writing of its acceptance or rejection of such batch as promptly as possible after its receipt. If Seattle Genetics intends to reject a batch on the grounds of non-conformity to the Specifications or damaged or incorrect packaging caused by Corden, Seattle Genetics shall notify such rejection to Corden in writing, such notice to be given within [ * ] after receipt of the Product by Seattle Genetics or its designee, to be accompanied by a sample of the Product analyzed by Seattle Genetics together with all relevant documentation and Product Specifications regarding such analysis, and a report indicating the methods used by Seattle Genetics to evaluate same. If Seattle Genetics [ * ] when reviewing the Product supplied by Corden and testing it against the Product Specifications or Purchase Order terms for packaging [ * ], such Product shall be deemed [ * ]. Notwithstanding the forgoing, [ * ], Seattle Genetics or its designee
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reserves the right to reject Product as Non-Conforming Product if the reason such Product (a) does not conform with the applicable Production Standards, (b) is adulterated or misbranded within the meaning of the FDCA, or (c) was not otherwise manufactured in accordance with Applicable Law, is because such Product contained a Latent Defect that was not reasonably detectable, unless such Latent Defect was directly attributable solely to a defect or nonconformity of the Seattle Genetics Material used in the manufacture of such Product, or was due to the negligent transportation of such Product from the Production Facility to Seattle Genetics or its designee and further provided that Seattle Genetics shall notify any Latent Defect to Corden promptly after it becomes aware of the defect but in any event within [ * ] thereafter.
(e) With regard to any defect notified to Corden in a timely manner, Sections 4.5 and 4.6 shall apply.
4.Production of Product
a.Storage and Handling
3.Corden shall store and handle all Seattle Genetics Material and the Product in accordance with the Seattle Genetics Material and Product Specifications respectively, the Quality Agreement, Applicable Law, and under other appropriate conditions, including without limitation, appropriate temperature, humidity, light and cleanliness conditions in order to avoid any material adverse effect on the identity, strength, quality and/or purity of the Products. In addition to the foregoing, Corden shall store and handle all Seattle Genetics Material and the Product so as to prevent the commingling of same with Corden’s own inventories and supplies, or those held by Corden for Third Parties.
4.Corden, upon Seattle Genetics’ request shall store any goods which are addressed to Seattle Genetics, its Affiliates, or a designee, following receipt of instructions which are given by Seattle Genetics to Corden customer service, with the obligation to keep such goods in custody in accordance with Applicable Law and the Product Specifications and the storage specific conditions set forth in the Quality Agreement until further notice from Seattle Genetics.
5.Handling and storage of Seattle Genetics Material and Product are free of charge, in the case of Product, for [ * ] from the date the Product is cleared by Corden for delivery to Seattle Genetics or its designee in accordance with Section 3.3(b). In the event that storage in excess of [ * ] is required, the Parties will negotiate in good faith to find a good faith resolution.
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6.In case any Product is returned to Corden after having been shipped by Corden, due to any cause which is not connected to the actions undertaken by Corden, the reshipment costs along with any warehousing fees will be for the account of Seattle Genetics.
b.Production Standards
Corden shall perform all qualification and validation of the Production Facility, equipment, and the Process in accordance with cGMP, Applicable Law, the Quality Agreement and Corden’s standard operating procedures. Corden shall comply with any other qualification validation requirements requested by Seattle Genetics and accepted by Corden. Corden shall manufacture the Product in conformity with the Process, Applicable Laws, all terms and conditions contained in the applicable Purchase Order (to the extent such terms and conditions are not inconsistent with this Agreement), the Product Specifications, the Quality Agreement, and the Testing Specifications (“Production Standards”).
c.Inventories of Other Material
All Other Material shall be purchased by Corden for the account and at the sole cost and expense of Corden prior to use, and Corden shall ensure that all of the Other Material conforms with the applicable Other Material specifications.
d.Inability to Supply
7.Corden shall immediately notify Seattle Genetics: (i) upon becoming aware of an event of Force Majeure or any other event that would render Corden unable to: (i) transfer the quantities that Corden is required to supply pursuant to any confirmed Purchase Order(s), or (ii) otherwise meet any of its supply obligations to Seattle Genetics under this Agreement; and/or (iii) if Corden reasonably believes that it will not be able to meet any portion of the latest Binding Forecast provided by Seattle Genetics following Corden’s receipt thereof.
8.In the event that Corden fails to: (i) transfer to Seattle Genetics the quantities specified in the relevant confirmed Purchase Order; or (ii) otherwise meet any of its supply obligations to Seattle Genetics hereunder, then in either such event the difference between the number of batches transferred under a confirmed Purchase Order that meets the requirements under this Agreement and the number specified in such Purchase Order shall constitute a “Supply Deficiency” for purposes of this Agreement, provided, however, that such Supply Deficiency represents [ * ] of the amount specified in the confirmed Purchase Order.
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e.Procedure to Cure Supply Deficiencies
If there is a Supply Deficiency, then, if requested by Seattle Genetics and at Seattle Genetics’ election, Corden shall promptly take the selected following steps to remedy the Supply Deficiency, [ * ]:
(a) [ * ] in order to manufacture and transfer to Seattle Genetics additional batches that meet the relevant requirements under this Agreement [ * ];
(b) [ * ] to manufacture and transfer to Seattle Genetics such [ * ] that meet the relevant requirements under this Agreement;
(c) [ * ] batches of Product ordered hereunder that meet the relevant requirements under this Agreement [ * ] to manufacture and transfer to Seattle Genetics [ * ] that meet the relevant requirements under this Agreement [ * ]; and
(d) [ * ] to manufacture and transfer [ * ] that meet the relevant requirements under this Agreement [ * ].
[ * ].
f.Non-Conforming Product(s)
9.A Product that [ * ], shall be deemed to be a non-conforming Product (“Non-Conforming Product”).
10. In the event of any disagreement between the Parties regarding whether a Product is a Non-Conforming Product, the quality assurance representatives of the Parties will attempt to resolve any such disagreement in good faith. If the disagreement is not resolved in a reasonable time (which will not exceed [ * ] after a notice of dispute is provided by one Party to the other Party), a representative sample of the Product and/or relevant documentation will be submitted for tests and final determination as to whether or not such Product is Non-Conforming Product. The Parties shall designate an independent testing laboratory or consultant or both to determine whether the relevant Product is a Non-Conforming Product, the findings of which testing laboratory shall be binding on the Parties, absent manifest error, gross negligence or fraud on the part of the testing laboratory. The independent testing laboratory shall be instructed to complete its analysis within [ * ] after its appointment using the test methods contained in the Product Specifications. The costs and expenses of such laboratory testing shall
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[ * ], then the Parties shall [ * ]. If, after the later of (i) [ * ] from the date of receipt by Corden of Seattle Genetics’ notice pursuant to subsection (a) hereof and (ii) completion by the independent testing laboratory of its analysis of the relevant Product, the Parties have not agreed as to the payment of any outstanding fees related to such Product, the Parties shall commence arbitration pursuant to Section 14.15.
11.Notwithstanding any further right of Seattle Genetics, as stipulated in this Agreement, in the event that any Product is ultimately agreed or found to be Non-Conforming-Product and provided that such failure [ * ], then (save in respect of any claims by Third Parties, which shall be subject to the limitation set forth below in this Agreement), Corden's liability shall be limited to, at Seattle Genetics’ election, [ * ]. The Parties will [ * ].
g.Technology Transfer.
Upon Seattle Genetics’ request and provided that the Agreement neither (i) was terminated by Corden in accordance with Section 12.2 nor (ii) has expired in accordance with Section 12.1, Corden will reasonably assist Seattle Genetics, [ * ], with the transfer of the manufacturing process associated with the Product to Seattle Genetics or its designee. In the event that the Agreement was terminated by Corden in accordance with Section 12.2 or has expired or terminated in accordance with Section 12.1, Seattle Genetics shall have the option to have Corden reasonably assist Seattle Genetics with the transfer of the manufacturing process associated with the Product to Seattle Genetics or its designee, [ * ].
5.0 QUALITY AGREEMENT
5.1 Quality Agreement
Promptly after the Effective Date, the Parties shall enter into good faith discussions and use their respective good faith reasonable efforts to enter into a quality agreement (“Quality Agreement”) within [ * ] after the Effective Date. Such Quality Agreement shall be consistent with all Applicable Laws and regulations relating to the manufacture of the Product and describe the respective quality assurance responsibilities and obligations of the Parties for the manufacture of Product.
6.0 Intellectual property
6.1  Each Party is the sole and exclusive owner of its Background Intellectual Property, and no right or license to any such Background Intellectual Property is or shall be created by virtue of this Agreement. Background Intellectual Property of a Party shall not be used by the other Party for
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any purpose other than such other Party’s performance of this Agreement, nor may such Background Intellectual Property be transferred by the other Party to a Third Party without the express prior written consent of the owning Party.
6.2  Seattle Genetics shall be the sole and exclusive owner of all Intellectual Property resulting from the manufacturing of the Product and/or use of any Product Intellectual Property, Seattle Genetics Confidential Information and/ or Seattle Genetics Background Intellectual Property by, or on behalf of, either of the Parties (“Foreground Intellectual Property”). Corden acknowledges and agrees that it does not by this Agreement and will not otherwise have, or acquire ownership in, any Foreground Intellectual Property and does hereby assign all right, title and interest in, to and under the Foreground Intellectual Property to Seattle Genetics. Seattle Genetics shall be free to exploit the Foreground Intellectual Property in full in its sole and absolute discretion. [ * ].
6.3 During the Term, in the event that any Intellectual Property constitutes an employee invention within the meaning of the ArbnErfG (“Employee Invention”), Seattle Genetics will upon receipt of written notification by Corden thereof have [ * ] to express its interest in acquiring the Employee Invention. In the event that Seattle Genetics expresses interest in acquiring the Employee Invention, Corden will retain its claim to the Employee Invention pursuant to the ArbnErfG without any limitation and shall assign all rights thereto to Seattle Genetics, [ * ]. In the event that Corden’s performance of this Agreement generates Intellectual Property that is not an Employee Invention or Background Intellectual Property, it shall be considered Foreground Intellectual Property without limitation. In consideration for the transfer of rights to any Employee Invention, [ * ]. Upon discovery, innovation or generation of any Foreground Intellectual Property (by Corden) or Employee Invention, Corden shall:
(a)  promptly inform Seattle Genetics in writing, assign all rights, and provide all applicable information about such Foreground Intellectual Property and/or Employee Invention to Seattle Genetics in such form and in such detail as Seattle Genetics reasonably requests;
(b) free of any fees or costs to Seattle Genetics, transfer and/or assign all applicable Foreground Intellectual Property and/or Employee Invention, [ * ], to Seattle Genetics, and execute and deliver all necessary documents related thereto; and
(c) make all applications, give all assistance and do all acts as Seattle Genetics may request [ * ], that in the opinion of Seattle Genetics are necessary or desirable to effect the terms of this Section 6.3.
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6.4  Seattle Genetics has the right to apply for any patent or other Intellectual Property protection related to the Foreground Intellectual Property or any Employee Invention that it acquires from Corden. The costs involved in the preparation and filing of such an application shall be paid [ * ]. Corden shall, to a reasonable extent, assist Seattle Genetics in connection with filing of all patent applications covering Foreground Intellectual Property and/or any transferred Employee Inventions, [ * ].
7. Compliance with Law and Regulatory Matters
7.1 Licenses and Permits
Corden shall be responsible for obtaining and maintaining during the Term, all regulatory approvals (federal, provincial and municipal) necessary to import the Seattle Genetics Material and Other Material, and to manufacture and supply the Product in accordance with the terms and conditions of this Agreement.
7.2 Record Retention
Any books and records relating to the receipt, manufacture, storage, handling or testing of the Product, Seattle Genetics Material and/or Other Material (including such similar items manufactured under the Previous Manufacturing Agreement) shall be maintained under this Agreement by the responsible Party and/or its Affiliates in accordance with all Applicable Laws; provided that Corden shall retain all records of implementation of and/or compliance with the Product Specifications and Testing Specifications as practiced at the Production Facility and allow Seattle Genetics and/or any Partner access to such records during normal business hours, provided that allowing Seattle Genetics and/or such Partner access will not disrupt the operations of Corden’s business at the Production Facility, and further provided that (i) Seattle Genetics provides Corden [ * ] prior notice and (ii) Seattle Genetics procures that its employees, representatives, agents, Partners, and/or advisers who visit the Production Facility comply with the terms of Section 11.1 as it relates to accessing and reviewing such records. Seattle Genetics shall be directly liable for any breach of subsection (ii) of this Section 7.2.
7.3 Technical Support
(a) Upon its receipt of, or upon notification that Seattle Genetics has received, a complaint or inquiry regarding the safety, efficacy or quality of the Product, Corden shall promptly provide technical and other support as reasonably required or requested by Seattle Genetics, which support may include, but shall not limited to, technical advice, and supply Seattle Genetics with retained samples of the batch(es) of the Product in
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question with the results of any requested analysis to support the required complaint investigation in accordance with the Quality Agreement.
(b) Upon at least [ * ] written notice (or on reasonable prior notice if a shorter notice period is required for a batch or Product-related event) by Seattle Genetics to Corden, Corden will permit Seattle Genetics employees, representatives, Affiliates, and/or Partners, during normal business hours, to, at Seattle Genetics’ cost: (i) observe the manufacturing of the Product by Corden at the Production Facility, and (ii) review the Product Specifications and records pertaining to the manufacture of the Product. For practical reasons and in order to ensure a smooth manufacturing process, a maximum of [ * ] Seattle Genetics representatives or employees shall be permitted in the manufacturing area.
(c)  Seattle Genetics and its Partners may inspect that part of the Production Facility used by Corden to manufacture the Product (“Audit“). Seattle Genetics may, except for cause, Audit the Production Facility, not more than [ * ] every calendar year with the prior consent of Corden, which consent shall not be unreasonably denied, withheld or conditioned. For-cause Audits to follow up on previously identified issues shall not be counted against the [ * ] limit and shall be permitted on an as-needed basis without limitation. Further details regarding Audits and auditing procedures are set forth in the Quality Agreement. Audits shall be designed to minimize disruption of operations at the Production Facility. [ * ].
(d) Corden will permit Seattle Genetics to contribute to the preparation and support of any visit to, or inspection of, the Production Facility by a Governmental Authority to the extent such visit or inspection relates to or affects, directly, the Product or the Process. Corden may not unreasonably delay or hinder any pre-approval visit or inspection of the Production Facility by a Governmental Authority directly related to Product. Corden will permit a Seattle Genetics representative to be present on site during the inspection but not directly interacting with the inspecting Authority unless requested by Corden quality. Corden will provide Seattle Genetics with at least [ * ] prior notice of the visit or inspection related to Product (or such shorter period if earlier disclosure of such visit or inspection is prohibited by Applicable Law or such Governmental Authority). Unless prohibited by Applicable Law or inconsistent with any order or request rendered by a competent authority or court, Corden will (i) provide Seattle Genetics with a copy of any report or other written communication received from such Governmental Authority directly in connection with Product, (ii) any written communication received from any Governmental Authority relating to the Product or the Production Facility if it relates to
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or affects, directly or indirectly, the Product or the Process, and (iii) consult with Seattle Genetics and consider its comments and input in good faith before responding to each such communication. Corden will undertake commercially reasonable efforts to comply with alI requests and comments by Seattle Genetics with respect to alI contacts and communications with any Governmental Authority relating to the Product or the Production Facility directly impacting Product.
8. Payments, Taxes
8.1 Payments
Seattle Genetics shall pay all invoices for the relevant Fees and charges to be paid under this Agreement that are properly invoiced in accordance with Section 3.3.
1.Payments shall be made by Seattle Genetics within [ * ] after the date the applicable invoice is received by Seattle Genetics. All invoices and payments required to be paid hereunder shall be in Euros and all such payments shall be completed electronically and wired in immediately available funds to an account designated by Corden. Undisputed late payments shall bear interest at an annual rate equal to [ * ]. Failure by Seattle Genetics to pay undisputed invoices within [ * ] after the date the applicable invoice is received by Seattle Genetics shall be considered a breach of this Agreement by Seattle Genetics.
2.Seattle Genetics shall have the right to withhold payment of any portion of an invoice that is subject to justified warranty claims or other claims hereunder. If the claim is later found to be unjustified, Corden shall have the right to reinvoice Seattle Genetics with the applicable interest included as per Section 8.1(a).
8.2 Taxes
Except for value added tax, any and all federal, provincial or municipal taxes, levies, charges or fees imposed upon or with respect to or measured by the production, sale or delivery by Corden to Seattle Genetics of Product in accordance with Seattle Genetics’ instructions, shall be for the account of Corden.
9. RepresentationS and Warranties
9.1 Both Parties
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Each Party warrants and represents as of the Effective Date that such Party: (i) is authorized to enter into and perform this Agreement; (ii) is aware of no legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform its obligations hereunder; and (iii) is validly existing in each jurisdiction in which it is incorporated and is authorized to do business under the laws of each jurisdiction in which it engages in business activities.
9.2 Corden Representations and Warranties
Corden represents, warrants and covenants, including without limitation, for the Production Facility that:
(a) as of the Effective Date and at all times during the Term: (i) Corden shall use reasonable care in the manufacture of Product under this Agreement; (ii) all Product manufactured and supplied under this Agreement shall conform to, or be manufactured and supplied in accordance with, Applicable Law, the applicable Production Standards, Product Specifications, Testing Specifications, and the Quality Agreement when delivered in accordance with this Agreement and will not be adulterated or misbranded within the meaning of the FDCA; (iii) Corden has obtained all approvals required by all applicable Governmental Authorities for the performance of its obligations under this Agreement; (iv) the Production Facility and such practices as shall be used in the performance of Corden’s obligations under this Agreement shall conform to the requirements of all applicable Governmental Authorities and comply with Applicable Law; (v) Corden will not knowingly infringe any rights (including, without limitation, any intellectual property rights) of any Third Party in performing its obligations under this Agreement; (vi) Corden is in full compliance in all material respects with all corresponding labour and social security laws and regulations, and all personnel performing services related in any manner to the Product sold and delivered under this Agreement are duly registered and covered by the corresponding labour risk insurance and no payments for salaries or social security contributions are owed by Corden; (vii) Corden has not employed, and does not and will not employ, any individual who is debarred or under investigation of debarment under Applicable Law and will provide a certification that it has not used, and does not and will not use, in any capacity the services of any person debarred or under investigation of debarment under any Applicable Law in connection with its duties and obligations under this Agreement; and (viii) Corden will comply with the then applicable Binding Forecast and Purchase Order schedules that are in place, including those pertaining to work-in-progress and Product in the order pipeline.
(b)  At all times during the Term, Corden shall have, or shall have obtained, the required manufacturing authorization of drug products for humans and the manufacturing authorization of
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active pharmaceutical products for humans from the relevant Governmental Authority issued in its own name with respect to the Production Facility.
9.3 Seattle Genetics Material and Product Specifications
Seattle Genetics represents, warrants and covenants, as of the Effective Date and at all times during the Term, that all Seattle Genetics Material supplied under this Agreement shall conform to, or be supplied in accordance with, Applicable Law and applicable Seattle Genetics Material Specifications, when delivered to Corden in accordance with this Agreement, [ * ].
9.4 Disclaimers of Warranty
Except as expressly provided in this Agreement, neither Party makes, nor receives any warranty of any kind, express, implied, statutory or otherwise, including but not limited to warranties of design, suitability of quality and fitness for a particular purpose, or arising from a course of dealing or usage of trade practice, with regard to any Product delivered hereunder or with regard to any Seattle Genetics Material or Other Material, whether used alone or in combination with other substances.
10. Recall, Indemnification, Insurance, Security Measures
10.1 Investigation, Recall, Voluntary Withdrawal
In the event that any Governmental Authority in any country shall allege or prove that the Product does not comply with Applicable Law in such country where such Product is marketed, distributed and sold, the Party becoming aware of same shall notify the other Party in writing within [ * ], and thereafter both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If (a) such Product is adulterated or misbranded within the meaning of the FDCA due to the acts or omissions of Corden and not due to the acts or omissions of Seattle Genetics or any Third Party after delivery of such Product or (b) Seattle Genetics is required or should deem it appropriate to voluntarily withdraw such Product, then to the extent that such recall or withdrawal is due to [ * ], then Corden shall bear the actual, documented and reasonable expenses of the Parties in carrying out the recall subject to the limitation of liability under section 10.4 below, and at Seattle Genetics’ option: [ * ].
10.2 Indemnification by Corden
Subject to Sections 10.4 and 10.5, Corden shall indemnify, defend and hold harmless Seattle Genetics, its Affiliates, its sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or
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expenses whatsoever (including reasonable fees of attorneys and/or other professionals) (“Losses”) arising out of or resulting from claims, demands or actions (“Claims”) by Third Parties or employees based upon:
(a)  any breach of Corden’s obligations, covenants, representations and warranties set forth in this Agreement or the Quality Agreement;
(b) personal injury (including death) or property damage relating to or arising out of any manufacture of Product by Corden or its Affiliates due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or strict liability of, Corden or its Affiliates, and/or their respective directors, officers, employees or agents;
(c) Corden’s or its Affiliates’ negligence, fraud, recklessness or wrongful intentional acts or omissions in the manufacture of Product; or
(d) the claimed infringement of any Third Party patent, trademark or other intellectual property right Corden was aware of and that is asserted due to any activities of Corden or any of its Affiliates relating to any of its manufacturing processes or methods used in the manufacture and/or production of the Product, except to the extent that such activities, processes or methods were specifically provided or required by Seattle Genetics.
10.3 Indemnification by Seattle Genetics
Subject to Sections 10.4 and 10.5, Seattle Genetics shall indemnify, defend and hold harmless Corden and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from Claims by Third Parties based upon:
(a) any breach of Seattle Genetics’ obligations, covenants, representations and warranties set forth in this Agreement or the Quality Agreement;
(b) personal injury (including death) or property damage relating to or arising out of any use, distribution or sale of Product by Seattle Genetics, its Affiliates or Partners due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or strict liability of, Seattle Genetics, its Affiliates or its Partners, and/or their respective directors, officers, employees or agents; or
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(c) Seattle Genetics’ or its Affiliates’ negligence, fraud, recklessness or wrongful intentional acts or omissions in the manufacture of Seattle Genetics Materials to the extent used by Corden in the manufacture and production of Product.
10.4 Limitation on Indemnification and Liability
(a) Corden’s obligations under Section 10.2 and Seattle Genetics’ obligations under Section 10.3 shall not apply to the extent that an indemnified party’s Losses are attributable to [ * ] or to the extent that such indemnified party is otherwise responsible therefor.
(b) Except for [ * ] Corden’s maximum liability to Seattle Genetics for: [ * ] shall, in each case, except [ * ], be limited to [ * ].
10.5 Consequential Damages
In any event, notwithstanding the foregoing, except for [ * ], under no circumstances whatsoever (including due to negligence) shall either Party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any [ * ] consequential loss or damage, including but not limited to loss of profits, of production, of anticipated savings, pure economic loss, of business or goodwill, or (ii) any other liability, damage, costs or expense of any kind incurred by the other Party of an indirect, consequential or punitive nature, regardless of any notice of the possibility of such damages.
10.6 Notice of Indemnification
In the event that any Person entitled to indemnification (“Indemnitee”) under Sections 10.2 or 10.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim; provided that failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the indemnifying Party shall actually have been prejudiced by such failure in a material manner. Thereafter, the Indemnitee shall deliver to the indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Claim. The indemnifying Party shall have the right to assume the direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of such Claim. In any such proceeding the defense of which the indemnifying Party
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shall have so assumed, the Indemnitee shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under this Section 10.6) at its own expense unless (i) the Indemnitee and the indemnifying Party shall have mutually agreed on the retention of counsel, (ii) the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying Party, or (iii) the named Parties (including the impleaded Parties) include both the indemnifying Party and the Indemnitee, and representation of both Parties by the same counsel would be inappropriate in the opinion of the indemnifying Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the indemnifying Party’s counsel may be retained to represent Indemnitee at the indemnifying Party’s expense.
10.7 Insurance
During the Term and for [ * ] thereafter, Corden shall, at its sole cost, obtain and maintain, with financially sound and reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, professional liability/errors and omissions coverage and such other coverage as may be reasonably necessary or useful in connection with the conduct of its business to the extent insurable at reasonable terms covering its obligations and performance under this Agreement, including its storage and use of Seattle Genetics Material , including, without limitation, endorsements for Product(s) liability, in such amounts and as at such terms and conditions as are customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement but in any event not less than [ * ].
10.8 Security Measures
Corden shall take reasonable measures to protect the Production Facility, the Seattle Genetics Material, the Other Material, the Product and all work-in-progress from and against events, including but not limited to, theft, vandalism and terrorism. Corden agrees to notify Seattle Genetics of any such events which threaten or negatively impact the Production Facility, the Seattle Genetics Material, the Other Material, the Product, or any work-in-progress.
11. Confidentiality
11.1 Generally
(a)  During the period from and after the Effective Date until [ * ], each Party shall keep confidential and shall not use for any purpose other than the performance of such Party’s
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obligations under this Agreement, and shall cause its Affiliates and such Party’s and its Affiliates’ respective directors, officers, employees and advisers to keep confidential and not to use for any purpose other than the performance of such Party’s obligations under this Agreement, all information acquired from the other Party or its Affiliates, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all information concerning the Process, Product Intellectual Property, the contents and existence of this Agreement and all Seattle Genetics Material Specifications, Product Specifications and Testing Specifications and other quality standards hereunder, other than any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the receiving Party (which, in the case of Corden, shall mean known prior to the effectiveness of the Previous Manufacturing Agreement) as evidenced by prior written documents in the receiving Party’s possession; or (iii) is disclosed to the receiving Party by a Third Party who or which is not in default of any confidentiality obligation to the disclosing Party (such information to which none of the foregoing exceptions applies, “Confidential Information”). Each receiving Party shall transmit, and shall cause each of its Affiliates to transmit, Confidential Information only to those of its employees, agents or representatives who shall need same for the purpose of this Agreement and shall take all necessary measures to assure that such employees, agents or representatives do not reveal such Confidential Information to any Third Party without prior written authorization from the disclosing Party for as long as the receiving Party is obliged to hold such information in confidence hereunder, regardless of the respective terms of employment of such employees. Notwithstanding any other provision of this Agreement, Seattle Genetics may disclose Confidential Information of Corden to a Partner; provided that such Partner is under confidentiality obligations at least as restrictive as those set forth herein.
11.2 Exceptions
The provisions of this Section 11 shall not apply to Confidential Information: (i) that is submitted by the receiving Party to Governmental Authorities to facilitate the issuance or maintenance of marketing approvals for the Product; provided that, to the extent permitted by Applicable Law, reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information; (ii) that is required to be disclosed in compliance with Applicable Laws or order by any court, supervisory, regulatory, judicial or Governmental Authority having competent jurisdiction (including without limitation SEC reporting); provided that, to the extent permitted by Applicable Law, reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information; or (iii) that is necessary to facilitate due diligence in connection with entering into a financing or similar arrangement with a bank or other credit institution. Each Third Party who receives Confidential Information pursuant to subclauses (i),
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(ii) and (iii) of this Section 11.2 shall be bound by the same confidentiality obligations set out in Section 11.1.
11.3 Remedies
Each Party shall be entitled, in addition to any other right or remedy it may have, at law, in equity or under this Agreement, to obtain temporary, preliminary and permanent injunctions, without the posting of any bond or other security, enjoining or restraining the other Party and its Affiliates from any violation or threatened violation of this Article 11.
12. Term, Termination
12.1 Term, Extension
This Agreement shall commence on the Effective Date and shall continue for an initial term of five (5) years (“Initial Term”). If not terminated with [ * ] written notice prior to the expiration of the Initial Term (or any subsequent renewal term), it shall be renewed for consecutive terms of [ * ] each (the Initial Term, together with any such renewal terms, the “Term”).
[ * ].
12.2 Termination for Breach
(a) Except as provided in Section 12.2(b), the failure by a Party (“Defaulting Party”) to comply with any of its obligations under this Agreement or the Quality Agreement shall entitle the other Party (“Non-Defaulting Party”) to give the Defaulting Party written notice (including via e-mail) specifying the nature of the default and requiring the Defaulting Party to cure such default. If such default is not cured within [ * ] after the receipt of such notice (or, if such default reasonably cannot be cured within such [ * ] period, and if the Defaulting Party shall not commence and diligently continue actions to cure such default during such [ * ] period), the Non-Defaulting Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at law, in equity or under this Agreement, to terminate this Agreement by giving further written notice to the Defaulting Party, to take effect immediately upon delivery thereof. The right of either Party to terminate this Agreement, as provided in this Section 12.2, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.
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(b) No default based on a claimed failure of Product to conform with or to the Production Standards shall be the subject of a notice under Section 12.2(a) until and unless all procedures and remedies specified in Section 4 shall have first been exhausted. Furthermore, no inability to supply caused by an event of Force Majeure shall be the subject of a notice under Section 12.2(a).
12.3 Termination for Insolvency
Subject to any limitations imposed by applicable bankruptcy or insolvency law, either Party shall have the right to terminate this Agreement by giving written notice to the other Party in the event that in relation to such other Party:
(a)  a petition for bankruptcy of one Party is filed by any Person and such petition is not lifted at the earliest possible opportunity by the affected Party; or
(b) a supervisor, receiver, administrator, administrative receiver or other encumbrance takes possession of or is appointed over, or any distress, execution or other process is levied or enforced (and is not discharged at the earliest possible opportunity) upon, the whole or any substantial part of the assets of the other; or
(c) a Party files its own request for bankruptcy or insolvency proceeding; or
(d) a petition is presented or a meeting is convened for the purpose of considering a resolution for the winding up, bankruptcy or dissolution of the other; or
(e) the other is unable for any reason to perform any of its obligations hereunder for a continuous period of [ * ] or for a total [ * ] in any [ * ]; or
(f) any event analogous to any of the foregoing occurs in any jurisdiction.
12.4 Consequences of Termination
(a) Upon the expiration or any earlier termination (in whole or in part) of this Agreement (“Termination Date”):
(i) Corden shall use commercially reasonable efforts to manufacture or produce in accordance with the terms of this Agreement all quantities of the Product previously ordered by Seattle Genetics pursuant to Section 3.2. Corden shall deliver to Seattle Genetics (or its designee), as promptly as possible and in any event no later than the
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date for delivery contained in the relevant Purchase Order, such quantities of the Product. In addition to the foregoing, Corden shall use commercially reasonable efforts to sell, return or allocate for alternate use, any Other Material that was not otherwise used to manufacture the Product. Seattle Genetics shall bear Corden's cost of any remaining unused Other Material that was purchased by Corden solely in reliance on any such Purchase Order. Corden shall invoice Seattle Genetics for, and Seattle Genetics shall pay the invoice with respect to, all Product delivered pursuant to this Agreement; provided that such Product conforms with or to the Production Standards, and for Corden's cost of any remaining unused Other Material. Corden shall return all unused Seattle Genetics Material held by Corden and any remaining unused Other Material to Seattle Genetics.
(ii) To the extent necessary for Corden to fulfil its obligations under Section 12.4(a)(i), all rights and obligations under this Agreement shall remain in full force and effect until Corden has fulfilled its obligations under Section 12.4(a)(i).
(iii) No later than [ * ] after the Termination Date, each Party shall return to the other Party all copies and embodiments, whether physical or electronic, of such other Party’s Confidential Information in such Party’s possession or control; provided, however, that each Party shall be entitled to retain one archival copy of such Confidential Information solely for purposes of monitoring such Party’s compliance with its obligations under this Article 12.
(b) Upon expiration or termination of this Agreement in whole or in part by Seattle Genetics, Corden agrees, if requested by Seattle Genetics, to promptly deliver at Seattle Genetics´ cost or to cause to be promptly delivered to Seattle Genetics, exact duplicate copies of all written documentation and other written materials describing or embodying the Product or the Product lines (as the case may be). In addition and at Seattle Genetics´ cost and expense, Corden shall provide Seattle Genetics with reasonable access to such documentation and written materials at the end of the Term, or upon partial termination of this Agreement (including, without limitation, reasonable access to plants and facilities for observation and informational purposes, access to supporting documentation and information, access to qualified and knowledgeable personnel, and such other reasonable access as Seattle Genetics may reasonably request) to enable Seattle Genetics to use such documentation and written materials in connection with the validation of the manufacture of the Product or Product lines (as the case may be) at another location. The Parties shall each select their respective employees or
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representatives who will act as technical correspondents in connection with the foregoing.
12.5 Accrued Rights
Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.
13. Force Majeure
Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to Force Majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as unforeseeable causes beyond the control of a Party, including without limitation, acts of God; war; civil commotion; and the destruction of production facilities or materials by fire, flood, earthquake, explosion or storm. In such event, Seattle Genetics or Corden, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for [ * ] thereafter. To the extent possible, each Party shall use commercially reasonable efforts to minimize the duration of any event of Force Majeure. If Corden is unable to perform its obligations under this provision, Seattle Genetics shall be entitled to obtain immediately any Seattle Genetics Material, and/or Other Material dedicated exclusively to the Product or work-in process involving Seattle Genetics Material then in the custody of Corden so that Seattle Genetics may arrange for the production or completion of Product by other manufacturers, in its discretion. If such Force Majeure event is expected to delay production for more than [ * ], the Parties shall immediately consult with each other to consider how to best address such delay.
14. Miscellaneous
14.1 Relationship of Parties
Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. The Parties’ obligations
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and rights in connection with the subject matter hereof are solely as specifically set forth in this Agreement, and they agree and acknowledge that they owe no fiduciary or other duties or obligations to each other by virtue of any relationship created by this Agreement. Without limiting the foregoing, the Parties also acknowledge and agree that if it should be determined by a court of competent jurisdiction that, notwithstanding the foregoing, such duties or obligations exist, the Parties hereby waive same and agree not to assert or rely on same in any proceeding. Neither Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein. Seattle Genetics shall sell the Product without participation of Corden in the negotiation or consummation of such sales, and, as between the Parties, Seattle Genetics shall derive the entire income and incur the entire loss, as the case may be, from such sales. Corden shall only be entitled to the applicable properly invoiced Fees as set forth in this Agreement.
14.2 Books and Records
Any non-technical or Product related books and records to be maintained under this Agreement by a Party or its Affiliates or any Partner shall be maintained in accordance with generally accepted accounting principles, consistently applied. Any right to examine records under this Agreement shall be deemed to include the right to make copies thereof, subject to the Parties’ respective obligations under Article11.
14.3 Assignment
Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express prior written consent of the other Party, except that: (i) Seattle Genetics may assign its rights and delegate its obligations hereunder, in whole or in part, to an Affiliate of Seattle Genetics; (ii) Seattle Genetics may assign its rights and delegate its obligations hereunder with respect to the Product to a Person who acquires all or substantially all of Seattle Genetics’ business, rights or obligations with respect to the Product or the applicable Product line; and (iii) Seattle Genetics may assign its rights and delegate all of its obligations hereunder in the event of Seattle Genetics’ or its Affiliates’ merger or consolidation, sale of all or substantially all its assets or business or similar transaction. Any assignment not in accordance with this Section 14.3 shall be null and void.
14.4 Sub-contracting
Corden shall not sub-contract any of the work to be performed by Corden hereunder without the prior written consent of Seattle Genetics. No such sub-contracting, even if approved by Seattle Genetics, shall relieve Corden of any of its obligations hereunder.
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14.5 Binding Effect; No Third Party Beneficiaries
Except as otherwise provided in this Agreement, this Agreement shall be binding on the successors and permitted assigns of the Parties, each of such permitted universal successors or assigns being deemed to be a Party hereunder in substitution of its respective predecessor. This Agreement is for the sole benefit of the Parties and their respective successors, Affiliates and permitted assigns, and in the case of Seattle Genetics, as applicable, its Partners, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns or Partners, any legal or equitable rights hereunder.
14.6 Further Actions
Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.7 Notices
Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given solely if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile or email transmission (receipt verified) or express courier service (signature required) to the Party for which such notice is intended, at the address set forth below for such Party:
(a) In the case of Corden, to:
Corden Pharma Plankstadt
[ * ]
Fax:
Email: [ * ]
Attention: [ * ]

(b) In the case of Seattle Genetics, to:
Seattle Genetics, Inc.
21823 30th Drive St
Bothell, WA 98021, USA
Fax: [ * ]
Email: [ * ]
Attention: [ * ]
Invoices to SGI: [ * ]
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or to such other address for such Party as it shall have specified by like notice to the other Party; provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be the date on which such notice or request has been given. If sent by mail or express courier, the date of actual receipt shall be the date on which such notice or request has been given (unless such mailed or couriered notice or request merely confirms a notice or request previously delivered in accordance with this Section 14.7). If sent by facsimile transmission or email, the date of transmission shall be deemed to be the date on which such notice or request has been given, unless the date of transmission is not a Business Day in the location to which such notice or request is transmitted, in which event the next Business Day in such location shall be deemed to be the date on which such notice or request has been given. All notices, requests or other communications required by this Agreement shall be in the English language.
14.8 Use of Name
Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.
14.9 Public Announcements
Neither Party shall make any public announcement regarding this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of permitted public announcement, or of an announcement required by Applicable Law, regulation or a Governmental Authority, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text, except where such prior disclosure is not permitted by Applicable Law or regulation or would otherwise jeopardize the timely delivery by the other Party of any required public announcement. Following approval of the proposed text, such text may be used in subsequent public announcements without further approval, to the extent it remains accurate, complete and not misleading.
14.10 Waiver
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Any waiver by a Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing by the waiving Party.
14.11 Compliance with Law
Nothing in this Agreement shall be deemed to permit a Party to import, export, re-export, store, sell, distribute or otherwise transfer Product manufactured under this Agreement without compliance with all Applicable Laws.
14.12 Severability
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, then (i) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the same shall be legal, valid and enforceable, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
14.13 Amendment
This Agreement may only be amended with the written consent of both Parties.
14.14 Governing Law; English Original Controlling
This Agreement shall be governed by and interpreted in accordance with the laws of [ * ] without regard to conflicts of law principles. The application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) is excluded. The English original of this Agreement shall prevail over any translation hereof.
14.15 Dispute Resolution
(a)  All disputes, controversies, and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach or
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enforceability of this Agreement shall be finally, exclusively and conclusively settled by binding arbitration, as provided in this Section 14.15, under the International Chamber of Commerce Rules of Arbitration which are in effect as of the Effective Date (“Rules”).
(b) Any legal action or proceeding will be heard by one arbitrator appointed in accordance with said Rules. Unless the Parties otherwise agree to a different place of arbitration, the place of arbitration will be in [ * ]. The arbitration language will be English. The arbitration award will be final and binding upon the Parties. Both Parties consent to the exclusive jurisdiction of such arbitration procedure and waive any objection to the propriety or convenience of such venues. Nothing in this clause shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief, if such Party thinks this is necessary to protect its interests.
(c) The Parties agree (i) that any such award or order shall be a reasoned award, shall be in writing and in English, shall specify the factual and legal basis for the award and shall be final and binding; and (ii) that judgment or any arbitral award or order resulting from an arbitration conducted under this Section 14.15 may be entered in any court, in any country of competent jurisdiction, having jurisdiction thereof or having jurisdiction over the Parties or any of their respective assets.
(d) Seattle Genetics and Corden hereby irrevocably waive and exclude all rights of appeal, challenge or recourse to any court from any arbitral award or order resulting from any arbitration conducted under this Section 14.15 (except for initiating actions or proceedings to obtain a judgment recognizing or enforcing an arbitral award or order and except for actions or proceedings seeking interim, interlocutory or other provisional relief in any court having jurisdiction, but only on the ground that the award to which the applicant may be entitled may be rendered ineffectual without such provisional relief).
(e) The arbitrator, in his or her discretion, may consolidate two or more arbitrations or claims between the Parties into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different claims that may arise in any one arbitration. Notwithstanding the foregoing, the arbitrator shall consolidate arbitrations and/or claims, if they determine that it would be more efficient to consolidate such arbitrations and/or claims than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or claims to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or claims to be consolidated, or (iii) there is a danger of inconsistent awards.
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14.16 Entire Agreement
This Agreement, the Quality Agreement, together with the exhibits and schedules attached hereto and thereto, contain the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede all prior oral and written understandings and agreements relating thereto. In the event of a conflict or inconsistency between this Agreement and the Quality Agreement, this Agreement shall control and prevail unless such conflict or inconsistency pertains to quality issues with respect to the Product; in such event, the Quality Agreement shall control and prevail.
14.17 Descriptive Headings
The headings contained in this Agreement, in the table of contents to this Agreement and in any exhibits or schedules to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
14.18 Counterparts
This Agreement is executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature page follows]
In witness whereof, each of the Parties has caused its duly authorized representative to execute this Agreement as of the Effective Date.
Date:
For Seattle Genetics, Inc.

/s/ Clay Siegall
……….……….……….……….………
Name: Clay Siegall
Title: President and CEO

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Date:

For Corden Pharma Plankstadt

//s/ Benis Cehic
……….……….……….……….……….
Name: Benis Cehic
Title: Managing Director

/s/ Christina Simons
……….……….……….……….……….
Name: Christina Simons
Title: Head of Business Dev@Communication

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List of Schedules

Schedule 1 Initial Rolling Forecast
Schedule 2 Compensation for Manufacturing Services

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SCHEDULE 1
INITIAL ROLLING FORECAST

[ * ]

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SCHEDULE 2
COMPENSATION FOR MANUFACTURING SERVICES

[ * ]

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